                        SCHEDULE 14A INFORMATION

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                     NOVAMETRIX MEDICAL SYSTEMS INC.

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

NOVAMETRIX
MEDICAL SYSTEMS INC.
- -------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE:
JUNE 4, 1996

               NOVAMETRIX ANNOUNCES FDA APPROVAL OF NEW SYSTEM

WALLINGFORD, CT., June 4, 1996 -- NOVAMETRIX MEDICAL SYSTEMS INC. (NASDAQ: NMTX) today announced it has received approval from the FDA to market its new
VenTrak sm Model 1550 monitoring system.

The Model 1550 combines Novametrix' unique patented mainstream carbon dioxide and airway flow monitoring technologies to provide continuous measurements of pulmonary dead space and carbon dioxide production (SBCO2 single breath CO2 measurements).

Philip Nuzzo, Director of Marketing commented, "Novametrix has just received a very important approval to market a product which incorporates new parameters heretofore unavailable in a bedside monitor. The real time knowledge of pulmonary dead space, the portion of a patient's lungs which do not participate in gas exchange, concurrently with CO2 production, the volume of CO2 exhaled by the patient, and the impact on each parameter by ventilator changes, provides the bedside clinician with very important feedback to optimize the patient's care. Use of the VenTrak 1550 should enhance patient care by minimizing the trauma, length of stay and the cost associated with mechanical ventilation."

NOVAMETRIX MEDICAL SYSTEMS INC. is a leading designer, developer, manufacturer and marketer of medical electronic instruments and sensors which non-invasively and continuously assess a critically ill patient's oxygen, carbon dioxide and respiratory mechanics. The Company's products are primarily used in operating rooms, intensive care units, respiratory care departments and emergency rooms and for patient transport.

- -------------------------------------------------------------------------------
       1 BARNES INDUSTRIAL PARK ROAD  P.O. BOX 690  WALLINGFORD, CT 06492
                      USA  203-265-7701  FAX 203-284-0753

NOVAMETRIX
MEDICAL SYSTEMS INC.
- -------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
JUNE 19, 1996

                    NOVAMETRIX REPORTS FISCAL 1996 INCREASES

WALLINGFORD, CT., June 19, 1996 -- NOVAMETRIX MEDICAL SYSTEMS INC. (NASDAQ:
NMTX) today announced results for the fourth quarter and fiscal year ended April 28, 1996.

Net revenue for the 1996 fiscal year increased to $25,274,000 compared to $24, 043,000 reported for the prior year. Net revenue for the fourth quarter of fiscal 1996 increased to $6,800,000 compared to $6,605,000 for the fourth quarter of fiscal 1995.

Net income for 1996 was $3,117,000 or $0.39 per share, compared to $1,604,000 or $0.21 per share reported for the prior fiscal year. Net income for the fourth quarter of the current fiscal year was $1,775,000 or $0.21 per share, compared to $665,000 or $0.08 per share fully diluted, reported for the fourth quarter of the prior year, 1996 results for both the fourth quarter and the total year include the realization of $1,020,000 of deferred income tax benefit. Before this benefit, net income increased by 31% to $2,097,000 or $0.26 per share for the current fiscal year, and to $755,000 or $0.09 per share for the fourth quarter of 1996, on a fully diluted basis.

William J. Lacourciere, Chairman of the Board, President and Chief Executive Officer, commenting on the results stated, "We are pleased to report continued improvement in revenue and earnings, particularly pre-tax income, which grew by 30% compared to fiscal 1995. Reported after-tax earnings this year include $1.0 million of deferred tax benefits realized because of our improvement in profitability. The Company still retains approximately $13.0 million in net operating loss tax carryforwards, and has additional tax credits available for utilization in future periods. It is interesting to note that our pre-tax earnings of $771,000 in the 4th quarter of 1996 exceeded our total year earnings for fiscal 1994."

He continued "Another area of the Company focused on in fiscal 1996 was Research and Development. On May 29th, we received Food and Drug Administration approval to market the first of our new products which combine airway flow with expired CO2. For the first time airway deadspace, a derivative of this combination of parameters which will aid ventilator management and patient weaning, is available to the clinician on real-time basis at the patient's bedside. This significant milestone uniquely positions the Company with a new technology platform, providing the basis for development of future additional derivatives of this combined technology." The Company also announced that the annual meeting of stockholders has been scheduled to be held on October 9, 1996 in Wallingford, Connecticut.

NOVAMETRIX MEDICAL SYSTEMS INC. is a leading designer, developer, manufacturer and marketer of medical electronic instruments and sensors which non-invasively and continuously assess a critically ill patient's oxygen, carbon dioxide and respiratory mechanics. The Company's products are primarily used in operating rooms, intensive care units, respiratory care departments and emergency rooms and for patient transport.

- --------------------------------------------------------------------------------
       1 BARNES INDUSTRIAL PARK ROAD  P.O. BOX 690  WALLINGFORD, CT 06492
                      USA  203-265-7701  FAX 203-284-0753

                        NOVAMETRIX MEDICAL SYSTEMS INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                                    (000'S)

                                               QUARTER ENDED             FISCAL YEAR ENDED
                                           4/28/96       4/30/95        4/28/96      4/30/95
                                           -------       -------        -------      -------
Revenue..............................       $6,800        $6,605        $25,274      $24,043
Cost and Expenses:
     Cost of products sold...........        2,897         2,866         10,929       10,555
     Research and product
        development..................          716           678          2,714        2,419
     Selling, general and
        administrative...............        2,337         2,280          9,137        8,978
     Interest........................           67            82            287          373
     Other...........................           12             9             70           74
                                           -------       -------        -------      -------
                                             6,029         5,915         23,137       22,399
INCOME BEFORE INCOME TAXES...........          771           690          2,137        1,644
Income taxes -- current..............       (1,004)           25          ($980)          40
                                           -------       -------        -------      -------
NET INCOME...........................       $1,775        $  665        $ 3,117      $ 1,604
                                           -------       -------        -------      -------
                                           -------       -------        -------      -------
Net Income Per Common Share
     Primary........................         $0.21         $0.09           $0.39        $0.21
     Fully Diluted..................         $0.21         $0.08           $0.39        $0.21
Weighted Average Shares of
  Common Stock Outstanding
     Primary........................     8,348,135     7,764,049       8,076,717    7,649,946
     Fully Diluted..................     8,348,135     7,973,484       8,093,204    7,768,843

NOVAMETRIX
MEDICAL SYSTEMS INC.
- -------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
JULY 8, 1996

                  NOVAMETRIX ANNOUNCES OEM MARKETING AGREEMENT
                      WITH JOHNSON & JOHNSON MEDICAL, INC.

WALLINGFORD, CT., July 8, 1996 -- NOVAMETRIX MEDICAL SYSTEMS INC. (NASDAQ: NMTX) today announced that it has signed a Marketing Agreement to supply Johnson & Johnson Medical, Inc. (JJMI) with mainstream CO2 sensors and monitors. The five-year multi-million dollar Agreement will allow JJMI to incorporate Novametrix's solid state CO2 technology (capnography) into their future patient monitoring products. JJMI's decision to incorporate Novametrix's proprietary technology into their patient monitoring products was driven by the increasing demand by the marketplace for capnography as a vital parameter for monitoring ventilated patients.

Dominic Corsale, a spokesperson for the Company, stated, "We are pleased to add Johnson & Johnson Medical, Inc. to our growing list of OEM customers, strengthening Novametrix's position as the world's leading supplier of capnography products. JJMI chose Novametrix's technology because of its proven history of reliability, durability and ease of use. Initial shipments should begin in July."

NOVAMETRIX MEDICAL SYSTEMS INC. is a leading designer, developer, manufacturer and marketer of medical electronic instruments and sensors which non-invasively and continuously assess a critically ill patient's oxygen, carbon dioxide and respiratory mechanics. The Company's products are primarily used in operating rooms, intensive care units, respiratory care departments and emergency rooms and for patient transport.

                                # # # END # # #

- -------------------------------------------------------------------------------
       1 BARNES INDUSTRIAL PARK ROAD  P.O. BOX 690  WALLINGFORD, CT 06492
                      USA  203-265-7701  FAX 203-284-0753

NOVAMETRIX
MEDICAL SYSTEMS INC.
- -------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE:
AUGUST 6, 1996

                  NOVAMETRIX ANNOUNCES ISO 9001 CERTIFICATION

WALLINGFORD, CT., August 6, 1996 -- NOVAMETRIX MEDICAL SYSTEMS INC. (NASDAQ:
NMTX) announced today that it has received notification by the British Standards Institute (BSI) of compliance to the ISO 9001 Quality Management System. ISO is the International Standards Organization which has established a quality system which meets the criteria set by all European countries, the USA, Japan and others. ISO 9001 is the most comprehensive of ISO 9000 standards. ISO 9001 Certification recognizes Novametrix's design, development, manufacturing and service organizations have complied with a stringent quality standard.

Robert Schiffman, Novametrix's Manager of Quality Assurance, stated, "Gaining ISO 9001 Certification virtually eliminates all barriers to trade in Western Europe. Where in the past it may have taken 6 months to 2 years to receive approval to market products in certain countries, now, approval is immediate."

Mr. Schiffman continued, "This achievement has been accomplished through a nine month effort by the entire Company. Also, we are pleased to note the Company received invaluable cooperation and assistance from the State of Connecticut Department of Labor and Central Connecticut State University."

NOVAMETRIX MEDICAL SYSTEMS INC. is a leading designer, developer, manufacturer and marketer of medical electronic instruments and sensors which non-invasively and continuously assess a critically ill patient's oxygen, carbon dioxide and respiratory mechanics. The Company's products are primarily used in operating rooms, intensive care units, respiratory care departments and emergency rooms and for patient transport.

                                # # # END # # #

- -------------------------------------------------------------------------------
       1 BARNES INDUSTRIAL PARK ROAD  P.O. BOX 690  WALLINGFORD, CT 06492
                      USA  203-265-7701  FAX 203-284-0753

NOVAMETRIX
MEDICAL SYSTEMS INC.
- -------------------------------------------------------------------------------

August 9, 1996

Dear Stockholder:

As part of an effort to disseminate newsworthy information to stockholders, I am pleased to provide you with copies of press releases highlighting recent events.

Enclosed you will find the following:

AUGUST 6, 1996 -- Novametrix announces receipt of notification by the British Standards Institute of Compliance to the ISO 9001 Quality Management System, an important certification which will accelerate approval of our products in certain European countries.

JULY 8, 1996 -- Novametrix announces the signing of an OEM Marketing Agreement with Johnson & Johnson Medical, Inc.

JUNE 19, 1996 -- Novametrix announces results for the fourth quarter and fiscal year ended April 28, 1996. Highlights include a 30% increase in pre-tax income compared to fiscal 1995.

JUNE 4, 1996 -- Novametrix announces FDA approval to market its new Ventrak Model 1550 Monitoring System, a bedside ventilation system which will help clinicians more accurately monitor the impact of Co2 production and gas exchange.

We are proud of these accomplishments and, with the merger pending, look forward to the challenges ahead. It's an exciting time for Novametrix and as events unfold we will continue to keep you informed.

On behalf of the Board of Directors and Management of Novametrix, I thank you for your interest and support.

Sincerely,

William J. Lacourciere
President and Chief Executive Officer


Under applicable regulations of the Securities and Exchange Commission, the Company and the current Directors may be deemed to be "participants" in the Company's solicitation efforts at the upcoming Annual meeting. The current Directors beneficially own, collectively in the aggregate, including shares that may be acquired under currently exercisable warrants and options, approximately 9.5% of the outstanding common stock of the Company.

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       1 BARNES INDUSTRIAL PARK ROAD  P.O. BOX 690  WALLINGFORD, CT 06492
                      USA  203-265-7701  FAX 203-284-0753